TRUSTCO	Exhibit 99(a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend

Glenville, New York – Febuary 19, 2008

TrustCo Bank Corp NY (TrustCo, NASDAQ: TRST) today announced its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable April 1, 2008, to shareholders of record at the close of business on March 7, 2008.  The Board is pleased to declare a dividend that demonstrates a continued commitment to return as much capital as possible to shareholders, and which will provide a strong dividend yield based on the current stock price.  The decision to reduce the dividend level was a difficult one for the Board, recognizing that shareholders highly value TrustCo’s long history of strong dividends.  Nevertheless, the Board’s evaluation of current earnings levels, anticipated capital needs to support further balance sheet expansion and of course the current state of the economy and financial markets resulted in the decision to reduce the dividend in order to build capital.

Commenting on the first quarter dividend Robert J. McCormick, President and Chief Executive Officer stated, “TrustCo is among the leading financial services companies in the country and consistently ranks as an industry leader in profitability and performance.  The steps the Board has taken today are to foster the tremendous growth that we have experienced over the last several years in loans and deposits.  For 2007, the average balance of our loan portfolio increased over $240 million and our average deposits increased by $317 million.  We believe supporting this growth is critical to the long term success of our Company.”

During 2007 and 2006 the company paid out in the form of cash dividends 122% and 106%, respectively, of net income, a clear sign of TrustCo’s desire to provide a strong cash return to shareholders. At the $0.11 per share level for the first quarter of 2008 and based on the current market price of $9.55 per share, the resulting dividend yield would be 4.61%. We would expect that both the dividend payout ratio and the cash dividend yield will remain above industry averages for the first quarter of 2008.

TrustCo Bank Corp is a $3.4 billion bank holding company and through its subsidiary, Trustco Bank, operates more than 100 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.